Exhibit 99.3
     On January 31, 2006, R.H. Donnelley Corporation (the “Company” or “Donnelley”) completed its acquisition of Dex Media, Inc., a Delaware corporation (“Dex Media”), pursuant to the Agreement and Plan of Merger, dated October 3, 2005 (the “Merger Agreement”), among Dex Media, Dex Media, Inc. (f/k/a Forward Acquisition Corp.), a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and the Company. Pursuant to the Merger Agreement, Dex Media was merged with and into Merger Sub, with Merger Sub remaining as the surviving corporation (the “Dex Media Merger”). Merger Sub was then renamed “Dex Media, Inc.”
     On January 27, 2006, Donnelley repurchased its remaining 100,301 shares of outstanding convertible cumulative preferred stock (“Preferred Stock”) from investment partnerships affiliated with The Goldman Sachs Group, Inc. (the “GS Repurchase”). Subsequent to the GS Repurchase, there are no outstanding shares of Preferred Stock. The Dex Media Merger was conditioned on the completion of the GS Repurchase.
Unaudited Pro Forma Condensed Combined Financial Statements
We derived the following unaudited pro forma condensed combined financial statements from Donnelley’s audited consolidated financial statements as of and for the year ended December 31, 2005 and Dex Media’s audited consolidated financial statements as of and for the year ended December 31, 2005. The following unaudited pro forma condensed combined financial statements of Donnelley give effect to (1) the GS Repurchase and related financing, as the Dex Media Merger was conditioned on the completion of the GS Repurchase, and (2) the Dex Media Merger and related financings, as if each transaction had been completed on January 1, 2005, with respect to the unaudited pro forma condensed combined statement of operations and as of December 31, 2005, with respect to the unaudited pro forma condensed combined balance sheet. The column headed ‘‘Pro Forma Excluding Dex Media Merger’’ reflects the pro forma adjustments for Donnelley reflecting the GS Repurchase, and the column headed ‘‘Total Pro Forma’’ reflects the GS Repurchase pro forma adjustments and pro forma adjustments for Donnelley reflecting the Dex Media Merger.
The following unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes of Donnelley and Dex Media.
The Dex Media Merger is accounted for as a business combination, using the purchase method of accounting, with Donnelley as the accounting acquirer. Donnelley is considered the acquiring entity for accounting purposes based on the facts that: (1) the majority of the combined company’s current Board members were members of Donnelley’s Board prior to the completion of the Dex Media Merger; (2) the majority of the combined company’s current senior management team served as Donnelley’s senior management team prior to the completion of the Dex Media Merger; and (3) Donnelley distributed both cash and its common stock as purchase price consideration to the stockholders of Dex Media. Under the purchase method of accounting, certain costs incurred by Donnelley to acquire Dex Media have been allocated to the underlying net assets according to their respective estimated fair values. The excess purchase price over the estimated fair value of the net assets acquired, including identifiable intangible assets, has been allocated to goodwill. The purchase price associated with the Dex Media Merger was finalized on January 31, 2006. The purchase price allocation presented here is preliminary as management is currently assessing the fair values of the tangible and intangible assets acquired and liabilities assumed, and the final allocation of the purchase price will be based upon the actual fair value of assets and liabilities of Dex Media as of the date of the completion of the Dex Media Merger. Accordingly, the actual purchase accounting adjustments may differ from the pro forma adjustments reflected here.
Management expects that the Dex Media Merger will result in cost savings for the combined company. These opportunities include, but are not limited to, elimination of redundant computer systems and administrative functions.
The following unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of what Donnelley’s actual financial position or results of operations would have been had the following transactions been completed on the dates indicated above: (1) the GS Repurchase and related financing and (2) the Dex Media Merger and related financings. The following unaudited pro forma condensed combined financial statements do not give effect to (1) Donnelley’s or Dex Media’s results of operations or other transactions or developments since December 31, 2005 or (2) the cost savings and one-time charges expected to result from the Dex Media Merger. These matters could cause both Donnelley’s pro forma historical financial position and results of operations and Donnelley’s actual future financial position and results of operations to differ materially from those presented in the following unaudited pro forma condensed combined financial statements.
Effects of purchase accounting
As the result of the Dex Media Merger, Donnelley became the publisher of all Dex Media branded yellow pages and white pages directories that were previously published by Dex Media. Donnelley currently publishes yellow and white pages directories under the Sprint Yellow Pages brand, the AT&T (formerly known as SBC) Yellow Pages brand and the Dex Media brand. Deferred revenue associated with the acquired Dex Media-branded directories on December 31, 2005 was $221.4 million, representing revenue that, in the absence of purchase accounting, would have been recognized over the twelve months following the Dex Media Merger under the deferral and amortization method of revenue recognition. This deferred revenue primarily relates to national customers. Under purchase accounting, Donnelley reduced this $221.4 million liability for pre-acquisition deferred revenue to zero in the accompanying pro forma condensed combined balance sheet as of December 31, 2005. Accordingly, Donnelley will not record revenue associated with any Dex Media directories that published prior to the completion of the Dex Media Merger. The impact of this purchase accounting adjustment has not been reflected in the pro forma condensed combined statement of operations. Although the deferred revenue balance was eliminated, Donnelley retained all the rights associated with the collection of amounts due and contractual obligations under the advertising contracts executed prior to the completion of the Dex Media Merger. As a result, the net billed ($134.8 million) and net unbilled ($668.5 million) accounts receivable balances relating to the Dex Media directory business become assets of Donnelley.
The deferred costs associated with the acquired Dex Media-branded directories on December 31, 2005 were $293.6 million and included $260.3 million related to directories published prior to the completion of the Dex Media Merger that, in the absence of purchase accounting, would have been recognized as expense over the twelve months following the Dex Media Merger under Donnelley’s deferral and amortization method. These deferred costs relate to both national and local customers. The $260.3 million of costs related to directories published prior to the completion of the Dex Media Merger have been reduced to zero in the accompanying pro forma condensed combined balance sheet as of December 31, 2005. Accordingly, Donnelley will not record expense associated with any Dex Media directories published prior to the completion of the Dex Media Merger. The impact of this purchase accounting adjustment has not been reflected in the pro forma condensed combined statement of operations. The remaining deferred directory costs associated with the acquired Dex Media-branded directories, which related to those directories that were scheduled to publish subsequent to the Dex Media Merger, were $33.3 million and will be assumed by Donnelley and are reflected on the pro forma condensed combined balance sheet as of December 31, 2005. Under purchase accounting rules, these deferred costs are recorded at their fair value, which is determined as the estimated billable value of the published directory less the expected costs to complete that directory plus a normal profit margin. The fair value of these costs was determined to be $54.4 million higher than the carrying value, which we refer to as ’’cost uplift.’’ Accordingly, Donnelley increased these costs by $54.4 million in the accompanying pro forma condensed combined balance sheet to reflect their fair value, and such amount will be amortized as a non-cash expense over the life of the related directories.
Generally, the purchase method of accounting will not affect revenue and directory costs in periods subsequent to the twelve-month period after the completion of the Dex Media Merger. The purchase accounting effects relating to revenue and directory costs are non-recurring and have no historical or future cash flow impact.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
R.H. DONNELLEY CORPORATION
AS OF DECEMBER 31, 2005

				PRO FORMA
				EXCLUDING		DEX MEDIA		TOTAL
	DONNELLEY	GS REPURCHASE		DEX MEDIA	DEX MEDIA	MERGER		PRO
(In thousands)	HISTORICAL	ADJUSTMENTS		MERGER	HISTORICAL	ADJUSTMENTS		FORMA
ASSETS:
Cash and cash equivalents	$7,793	$(4,041	) (1a)	$3,752	$1,808	$—		5,560
Net accounts receivable	457,310			457,310	134,816	668,537	(3c)	1,260,663
Deferred directory costs	67,686			67,686	293,616	(260,327	) (3e)
						54,360	(3d)	155,335
Other current assets	33,056			33,056	13,647			46,703
Current deferred income taxes					21,592	(21,592	) (3e)
						34,907	(3f)	34,907

Total current assets	565,845	(4,041)		561,804	465,479	475,885		1,503,168

Fixed assets and computer software, net	55,687			55,687	106,926			162,613
Other non-current assets	94,078	12,286	(2b)		111,773	56,304	(2b)
				106,364		(109,033	) (3e)	165,408
Non-current deferred income taxes					43,444	(43,444	) (3e)
						105,844	(3f)	105,844
Intangible assets, net	2,833,200			2,833,200	2,687,957	(2,687,957	) (3b)
						7,688,000	(3b)	10,521,200
Goodwill	319,014			319,014	3,081,446	(3,081,446	) (3g)
						1,721,187	(3h)	2,040,201

Total Assets	$3,867,824	$8,245		$3,876,069	$6,497,025	$4,125,340		$14,498,434

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ (DEFICIT) EQUITY
Accounts payable and accrued liabilities	$68,912	$12,286	(2b)	$81,198	$54,160	$—		$135,358
Accrued interest	20,649			20,649	72,230			92,879
Deferred directory revenue	463,440			463,440	221,448	(221,448	) (3e)	463,440
Other current liabilities					69,588			69,588
Current deferred income taxes, net	85,583			85,583				85,583
Current portion of long-term debt	100,234			100,234	239,652			339,886

Total current liabilities	738,818	12,286		751,104	657,078	(221,448)		1,186,734

Long-term debt	2,978,615	332,081	(1a)		5,053,088	1,963,475	(2a)
				3,310,696		224,100	(4)	10,551,359
Deferred income taxes, net	53,352			53,352		377,737	(3f)	431,089
Other non-current liabilities	54,305			54,305	95,919			150,224

Total liabilities	3,825,090	344,367		4,169,457	5,806,085	2,343,864		12,319,406
Redeemable convertible preferred stock	334,149	(334,149	) (1b)

				PRO FORMA
				EXCLUDING		DEX MEDIA		TOTAL
	DONNELLEY	GS REPURCHASE		DEX MEDIA	DEX MEDIA	MERGER		PRO
(In thousands)	HISTORICAL	ADJUSTMENTS		MERGER	HISTORICAL	ADJUSTMENTS		FORMA
SHAREHOLDERS’ (DEFICIT) EQUITY

Common stock	51,622			51,622	1,507	(1,507	) (5)
						36,547	(3a)	88,169
Additional paid-in capital					795,253	(795,253	) (5)
						88,812	(3a)
						2,347,057	(5)	2,435,869
Warrants outstanding	13,758			13,758				13,758
Accumulated deficit	(197,122)	(1,973	) (1b)	(199,095)	(107,133)	107,133	(5)	(199,095)
Treasury stock	(163,485)			(163,485)				(163,485)
Accumulated other comprehensive income	3,812			3,812	1,313	(1,313	) (5)	3,812

Total shareholders’ (deficit) equity	(291,415)	(1,973)		(293,388)	690,940	1,781,476		2,179,028
Total Liabilities, Redeemable, Convertible

Preferred Stock and Shareholders’ (Deficit) Equity	$3,867,824	$8,245		$3,876,069	$6,497,025	$4,125,340		$14,498,434

(Amounts in thousands)
(1a) GS Repurchase adjustments: Represents new net discounted borrowings of $332,081 with an interest rate of 8.625% to fund the GS Repurchase. The cost of the GS Repurchase was $336,122 including accrued interest and dividends of $4,466 and the remaining $4,041 was paid with existing cash on hand.
(1b) As a result of the GS Repurchase becoming a probable event under the terms of the Stock Purchase and Support Agreement dated October 3, 2005, Donnelley accreted the recorded value of its remaining preferred stock to its redemption value of $334,149 at December 31, 2005. The accretion to redemption value during 2005 totaled $211,020 and was recorded as a reduction to income available to common shareholders for the year ended December 31, 2005. In conjunction with the GS Repurchase in the first quarter of 2006, we accreted the recorded value of the preferred stock to its redemption value at January 27, 2006, which included accrued interest and dividends for the period January 1, 2006 through January 27, 2006 totaling $1,973. In addition, Donnelley reversed the remaining previously recorded beneficial conversion feature related to these shares and recorded an increase to income available to common shareholders of $31,195. This adjustment is not reflected in the EPS calculation below, as it is non-recurring in nature. The GS Repurchase was not conditioned on the completion of the Dex Media Merger, although the Dex Media Merger was conditioned on the GS Repurchase.
(2a) Dex Media Merger adjustments: Represents total new borrowings of $1,963,475 that were used to fund a portion of the cash consideration that was paid to Dex Media’s stockholders in connection with the Dex Media Merger. Includes $1,210,000 of debt securities with an interest rate of 8.875% and net discounted borrowings of $600,475 with an interest rate of 8.625%. New borrowings also consist of a $453,000 secured term loan B facility at an interest rate of LIBOR plus 150 basis points. All the Dex Media notes were subject to change of control offers in connection with the Dex Media Merger. Certain Dex Media senior notes were put to Dex Media in connection with the change of control offers. $300,000 of the secured term loan B facility replaced the Dex Media senior notes that were put to Dex Media and $153,000 represents new debt.
(2b) Total financing costs associated with financings included in (1a) and (2a) approximate $12,286 and $56,304 for the GS Repurchase and the Dex Media Merger, respectively, and such costs have been deferred and are being amortized to interest expense over the note maturities of the related term loans.

(3) The Dex Media Merger is accounted for as a business combination using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. Accordingly, the purchase price will be allocated to the tangible and identified intangible assets acquired and the liabilities assumed on the date of the Dex Media Merger. The preliminary allocation of the purchase price to the assets acquired and liabilities assumed is as follows:

Calculation of Allocable Purchase Price

Cash (a)		$1,861,111
Donnelley shares issued to Dex Media stockholders (a)		2,259,359
Allocable transaction costs		20,305
Dex Media vested and unvested equity awards (a)		88,812
Dex Media outstanding debt at fair value		5,666,840

Total allocable purchase price		$9,896,427

Estimated allocation of purchase price:
Non-compete/publishing agreements (b)		5,914,000
Customer relationships (b)		1,269,000
Trademarks and other (b)		505,000
Dex Media net tangible assets acquired	214,277
Unbilled Dex Media customers receivable, net as of December 31, 2005 (c)	668,537
Estimated profit on acquired sales contracts (d)	54,360
Fair value adjustments:
Reverse pre-merger deferred revenue (e)	221,448
Reverse pre merger deferred directory costs (e)	(260,327)
Eliminate deferred financing costs (e)	(109,033)
Eliminate Dex Media income taxes (e)	(65,036)
Deferred taxes relating to purchase accounting, net (f)	(236,986)

Fair value of net tangible assets acquired		487,240
Goodwill (h)		1,721,187

Total allocable purchase price		$9,896,427

(a) The Merger Agreement provides that each issued and outstanding share of Dex Media common stock be converted into the right to receive $12.30 in cash and the right to receive 0.24154 of a share of Donnelley common stock. Upon completion of the Dex Media Merger on January 31, 2006, 151,309,850 shares of Dex Media common stock were issued and outstanding, which resulted in the issuance of 36,547,381 shares of Donnelley common stock valued at $61.82 per share. In accordance with EITF 99-12, the common stock price was determined using the average closing Donnelley stock price for the two business days before and after the announcement of the Dex Media merger on October 3, 2005. The number of Dex Media vested equity awards after conversion to Donnelley shares totals 1.3 million at January 31, 2006. The value of these vested equity awards totals $69.4 million using a valuation price of $51.29 per share. The number of Dex Media unvested equity awards after conversion to Donnelley shares totals 0.4 million at January 31, 2006. The value of these unvested equity awards totals $19.4 million using a valuation price range of $51.29 to $52.60 per share.
(b) Represents contractual agreements that Dex Media has entered into with Qwest. Such agreements include: (i) a non-competition and non-solicitation agreement, whereby Qwest has agreed not to sell directory products consisting principally of listings and classified advertisements for subscribers in the geographic areas in the Dex Media states in which Qwest provides local telephone service; (ii) a publishing agreement, which grants Dex Media the right to be the exclusive official directory publisher of listings and classified advertisements of Qwest’s telephone customers in the geographic areas in the Dex Media states in which Qwest provides local telephone service; (iii) local and national customer relationships; and (iv) a trademark license agreement whereby Qwest has licensed to Dex Media the right to use the Qwest Dex and Qwest Dex Advantage marks in connection with directory products and related marketing materials in the Dex Media states and the right to use these marks in connection with DexOnline.com, Dex Media’s directory website. As a result of purchase accounting requirements, Dex Media’s pre-merger intangible asset carrying values have been eliminated and subsequently adjusted to their estimated fair values on January 31, 2006.
(c) Represents estimated net unbilled Dex Media customer receivables for directories that published before the completion of the Dex Media Merger.
(d) Represents ’’cost uplift’’ adjustment to increase those costs incurred for directories that were scheduled to publish after the completion of the Dex Media Merger to their fair value.
(e) These adjustments reverse Dex Media’s pre-merger deferred revenue liability and deferred directory costs for directories published prior to the closing date and eliminate deferred financing costs and deferred income taxes, all of which are required to be eliminated under purchase accounting.
(f) Represents recognition of deferred income taxes relating to the Dex Media Merger.
(g) Represents an adjustment to reverse Dex Media’s pre-merger goodwill, which is required to be eliminated under purchase accounting.
(h) Represents the excess purchase price over the estimated fair value of net identifiable assets acquired.
(4) As a result of purchase accounting, Donnelley adjusted Dex Media’s debt to its fair value as of December 31, 2005.
(5) To eliminate (i) Dex Media’s historical equity and accumulated deficit and (ii) the net adjustment to shareholders’ equity for adjustments (2) and (3a).

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
R.H. DONNELLEY CORPORATION
FOR THE YEAR ENDED DECEMBER 31, 2005

				PRO FORMA
		GS		EXCLUDING		DEX MEDIA		TOTAL
	DONNELLEY	REPURCHASE		DEX MEDIA	DEX MEDIA	MERGER		PRO
(In thousands, except per share data)	HISTORICAL	ADJUSTMENTS		MERGER	HISTORICAL	ADJUSTMENTS		FORMA
Net revenues	$956,631	$—		$956,631	$1,658,416	$—		2,615,047

Operating expenses	436,016			436,016	504,453			940,469
General and administrative expenses	60,228			60,228	252,705	6,055	(5)	318,988
Depreciation and amortization	85,146			85,146	377,231	(345,702	) (2)	—
						206,136	(2)	322,811

Total expenses	581,390			581,390	1,134,389	(133,511)		1,582,268

Operating income	375,241			375,241	524,027	133,511		1,032,779

Interest expense	(264,532)	(35,100	) (1)	(299,632)	(445,742)	(190,604	) (1)	(935,978)
Other income					1,274			1,274

Income before income taxes	110,709	(35,100)		75,609	79,559	(57,093)		98,075
Provision for income taxes	43,176	(14,040	) (3)	29,136	32,776	(22,837	) (3)	39,075

Net income	$67,533	$(21,060)		$46,473	$46,783	$(34,256)		$59,000

Loss per share (EPS)
Basic	$(9.10)			$(9.40)				$(4.18	) (4)
Diluted	(9.10)			(9.40)				(4.18	) (4)
Shares used in computing EPS

Basic	31,731			31,731		36,547		68,278
Diluted	31,731			31,731		36,547		68,278
(1) Represents pro forma incremental interest expense on issuance of new debt, amortization of deferred financing costs associated with the financing and amortization of the discount for the new notes for (1) the GS Repurchase and (2) the Dex Media Merger as if each transaction had been consummated on January 1, 2005.

The pro forma incremental interest expense on issuance of new debt, amortization of deferred financing costs and amortization of the discount for the new notes for the year ended December 31, 2005 is as follows:
Year Ended December 31, 2005
(In thousands)

		Dex Media
	GS Repurchase	Merger	Total Pro Forma

Interest expense on incremental borrowings	$28,642	$170,138	$198,780

Amortization of associated deferred financing costs	1,755	11,963	13,718

Amortization of Senior Notes Discount	4,703	8,503	13,206

Total incremental interest expense	$35,100	$190,604	$225,704

A sensitivity analysis demonstrating the impact of a 12.5 basis point increase or decrease in interest rates would yield a difference to pro forma incremental interest expense of approximately $415 for the year ended December 31, 2005 related to the GS Repurchase and $2,829 for the year ended December 31, 2005 related to the Dex Media Merger.
Deferred financing costs related to these borrowings are amortized over the term of the associated arrangement.
(2) Represents the elimination of Dex Media’s historical intangible asset amortization of $345,702 for the year ended December 31, 2005. Represents the estimated amortization of the fair value of Dex Media’s acquired intangible assets based on their estimated useful lives. Estimated amortization expense associated with customer relationships for the year ended December 31, 2005 presented below includes only national customer relationships as amortization expense related to local customer relationships will begin when deferred cost uplift is fully amortized, which is approximately 18 months from the Dex Media Merger date. Amortization expense for the year ended December 31, 2005 is estimated to be $206,136:

			For the Year
	Fair Value		Ended December
(in thousands)	Estimate	Life (Years)	31, 2005
Non-compete/publishing agreements	$5,914,000	37	$159,840
Customer relationships	1,269,000	15-25	11,724
Trademarks and other	505,000	15	34,572

Totals	$7,688,000		$206,136

(3) Represents the income tax effect of the preceding pro forma adjustments using a statutory rate of 40%.
(4) Holders of Donnelley preferred stock are entitled to participate in dividends and earnings of Donnelley. Due to this participation feature, earnings per share, or EPS, are computed under the two-class method. The two-class method is an earnings allocation formula that calculates basic EPS for common shareholders and Donnelley preferred shareholders based on their respective rights to receive dividends.

The calculation of historical GAAP and pro forma basic and diluted EPS for common shareholders under the two-class method for the year ended December 31, 2005 is shown below. EPS for Donnelley preferred shareholders is not required to be disclosed.

	Historical	GS Repurchase
	Donnelley	Pro Forma	Total Pro Forma
	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
Basic and Diluted EPS-Two-Class Method	2005	2005	2005
Net income	$67,533	$46,473	$59,000

Less: Preferred dividend	(11,708)	—	—
Less: Loss on repurchase of redeemable convertible preferred stock (a)	(133,681)	(133,681)	(133,681)
Less: Accretion of redeemable convertible preferred stock to redemption value (b)	(211,020)	(211,020)	(211,020)

Loss available to common shareholders	(288,876)	(298,228)	(285,701)
Amount allocable to common shareholders	100%	100%	100%

Loss allocable to common shareholders	(288,876)	(298,228)	(285,701)

Weighted average common shares outstanding	31,731	31,731	68,278

Basic and Diluted loss per share	$(9.10)	$(9.40)	$(4.18)

In computing historical EPS using the two-class method, Donnelley has not allocated the loss available to Donnelley common shareholders for the year ended December 31, 2005 between Donnelley common shareholders and Donnelley preferred shareholders since the Donnelley preferred shareholders did not have a contractual obligation to share in any loss. In computing pro forma EPS, the weighted average common shares outstanding were adjusted as if the Dex Media Merger had been completed on January 1, 2005. Pro forma weighted average common shares outstanding were adjusted to reflect the shares issued in connection with the Dex Media Merger totaling 36.5 million shares.
(a) Reflects historical loss on repurchase of preferred stock on January 14, 2005.
(b) As a result of the GS Repurchase becoming a probable event under the terms of the Stock Purchase and Support Agreement dated October 3, 2005, Donnelley accreted the recorded value of its remaining preferred stock to its redemption value of $334,149 at December 31, 2005. The accretion to redemption value during 2005 totaled $211,020 and was recorded as a reduction to income available to common shareholders for the year ended December 31, 2005. In conjunction with the GS Repurchase in the first quarter of 2006, we accreted the recorded value of the preferred stock to its redemption value at January 27, 2006, which included accrued interest and dividends for the period January 1, 2006 through January 27, 2006 totaling $1,973. In addition, Donnelley reversed the remaining previously recorded beneficial conversion feature related to these shares and recorded an increase to income available to common shareholders of $31,195. This adjustment is not reflected in the EPS calculation above, as it is non-recurring in nature.
(5) Represents the estimated compensation cost related to Dex Media unvested stock options which was determined based on the estimated number of options that will vest subsequent to the merger over the estimated remaining option vesting period of three years.